EXHIBIT 4.5

SECOND AMENDMENT TO THE
INTERNATIONAL SPECIALTY PRODUCTS INC. 401(k) PLAN

THIS SECOND AMENDMENT, is made on this 11th day of March, 2010, to the International Specialty Products Inc. 401 (k) Plan, amended and restated effective as of January 1, 2009 (the "Plan"), by International Specialty Products Inc. (the "Company").

W I T N E S S E T H:

WHEREAS, the Company maintains the Plan for the sole and exclusive benefit of its eligible participants and their respective beneficiaries under the terms and provisions of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Company has the authority to amend the Plan pursuant to Section 10.1 of the Plan; and

WHEREAS, under the International Specialty Products Inc. Employee Benefits Administration Charter, the Company has delegated the authority to amend the Plan to the Strategic Design Committee (the "Committee");

WHEREAS, the Company, acting through the Committee, desires to amend the Plan to reinstate certain Company matching contributions on behalf of eligible participants.

NOW, THEREFORE, effective April 1, 2010, the Plan is amended as follows:

1.	The first sentence of Section 4.4(a) of the Plan is amended to read as follows:

"Subject to the limitations in Sections 4.8, 4.15, and 4.18, the Employer shall make Matching Contributions for a Participant equal to 33-1/3 percent (effective for Pre-Tax Contributions made on and after April 1, 2010, 66-2/3 percent) of the sum of such Participant's Pre-Tax Contributions, including any portion of the Participant's Pre-Tax Contributions that he has designated as Roth Contributions in accordance with Section 4.2, not to exceed 6 percent of such Pre-Tax Contributions (determined as if the dollar limitation set forth under Code Section 402(g) is not in effect) and not in excess of 2 percent (effective April 1, 2010, 4 percent) of the Participant's Compensation for the Plan Year."

IN WITNESS WHEREOF, the Committee has caused this instrument to be executed the day and year first written above.

STRATEGIC DESIGN COMMITTEE

/s/ Mary Anne Spencer
Mary Anne Spencer

/s/ Denise Brady
Denise Brady